Exhibit 23.1

Consent of Independent Registered Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the inclusion and reference of our report dated September 3, 2004, on our audits of the consolidated financial statements of Decorize, Inc. as of and for the years ended June 30, 2004 and 2003, in this Registration Statement (Form S-3) and related Prospectus of Decorize, Inc. for the registration of 20,212,921 shares of its common stock.

/s/ BKD, LLP

Springfield, Missouri
July 29, 2005